Exhibit 3.4

OPERATING AGREEMENT

OF

THE CATALYST GROUP ENTERTAINMENT LLC

APRIL 1, 2019

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

THE CATALYST GROUP ENTERTAINMENT LLC

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT, dated as of April 1, 2019 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and among The Catalyst Group Entertainment LLC, a Delaware limited liability company (the “Company”), each of the Members (as defined below) listed on the signature pages hereto.

WHEREAS, the Company was formed under the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on April 1, 2019 (the “Certificate”);

WHEREAS, this Agreement shall constitute a limited liability company agreement within the meaning of Section 18-101(7) of the Delaware Act.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Additional Equity Securities” has the meaning set forth in Section 3.3.

“Additional Member” means a Person admitted to the Company as a member pursuant to Section 8.1.

“Adjusted Capital Account” means with respect to any Capital Account as of the end of any Taxable Year (or other relevant period), the balance in such Capital Account after:

(a) reducing it for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increasing it for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the Taxable Year (or other relevant period).

“Affiliate” of any particular Person means (a) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, (b) if such Person is a partnership, any general partner thereof, (c) if such Person is a limited liability company, any member thereof and (d) if such Person is an entity, any manager, director, officer or employee of such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Tax Rate” means the greater of (i) forty percent (40%) for each Fiscal Year or (ii) the highest effective combined federal, state and local Tax rate for a Fiscal Year that applies to a Member on its income for an individual that resides in Los Angeles, California. For the avoidance of doubt, the Applicable Tax Rate for a Fiscal Year shall be the same for each Member.

“Approved Sale” has the meaning set forth in Section 8.5(a).

“Board” has the meaning set forth in Section 5.1.

“Books and Records” has the meaning set forth in Section 9.1.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in Los Angeles, California are not required to be open.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.5.

“Capital Contributions” means, with respect to any Member, the amount of money and the Fair Market Value (as determined for purposes of determining Gross Asset Value) of any property (other than money) (net of liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) that any Member contributes (or is deemed to contribute) to the Company pursuant to Section 3.2.

“Certificate” has the meaning set forth in the Recitals.

“Certificated Units” has the meaning set forth in Section 8.7.

“Chosen Courts” has the meaning set forth in Section 15.8(b).

“Co-Sale Notice” has the meaning set forth in Section 8.3(a).

“Co-Sale Pro Rata Amount” means, with respect to any Other Member, a fraction, expressed as a percentage, (a) the numerator of which is the total number of Units held by such Other Member that are the same class of Units as the Units that are the subject of the Co-Sale Notice, and (b) the denominator of which is the total number of the class of Units that are the subject of such Co-Sale Notice then outstanding.

“Co-Sale Transferee” has the meaning set forth in Section 8.3(a).

“Co-Sale Transferor” has the meaning set forth in Section 8.3(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Asset Sale” has the meaning set forth in the definition of “Sale of the Company”.

“Company Minimum Gain” means “partnership minimum gain” as set forth and defined in Treasury Regulation Section 1.704-2(b)(2) and 1.704-2(d).

“Conversion Event” means any of the following: (a) a determination by the Board to effect a Public Offering (in which case the conversion to corporate form shall occur reasonably in advance of such Public Offering), (b) a written proposal by a bona fide third party to provide equity or debt financing that has been approved by the Board, but that has been made conditional by the proposing party upon a conversion of the Company to corporate form (in which case the conversion to corporate form shall be conditioned upon the consummation of such financing), (c) an affirmative vote or written consent from the majority to convert the Company to corporate form, or (d) any acquisition or divestiture that has been approved by the Board that requires a conversion to corporate form (in which case the conversion to corporate form shall be conditioned upon the consummation of such acquisition or divestiture).

“Covered Person” has the meaning set forth in Section 5.10(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Depreciation” means, for each Taxable Year (or other relevant period), an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year (or other relevant period), except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year (or other relevant period), Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year (or other relevant period) bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year (or other relevant period) is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member, and permitted under the Code and Treasury Regulations.

“Distribution” means any distribution made by the Company to a Member in respect of such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities of the Company (including Units), (b) any recapitalization, exchange or conversion of securities of the Company (including Units), (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (d) any fees or remuneration paid to any Member in such Member’s capacity as an employee, officer, consultant, advisor, manager, board member or other provider of services to the Company or any of its Subsidiaries or (e) any reimbursements of expenses or costs to or on behalf of the Board and/or any Member by or on behalf of the Company and/or any of its Subsidiaries.

“Dragging Member” has the meaning set forth in Section 8.5(a).

“Equity Securities” means all equity securities or other interests of the Company, including the Units and Additional Equity Securities, including any unit appreciation or similar rights, contractual or otherwise.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Fair Market Value” with respect to all non-cash (or non-cash equivalent) assets shall mean the fair value for such assets as would be determined between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation as determined by the Board in its good faith discretion, taking into account all relevant factors determinative of value; provided, that the Fair Market Value of any Units will be determined assuming, if applicable, the exercise or conversion of all “in-the-money” warrants, convertible securities, options or other rights to subscribe for or purchase any additional Units or securities convertible or exchangeable into Units; provided, further, that to the extent applicable, the Fair Market Value of any publicly-traded security on any particular date of valuation shall mean the arithmetic average of the closing prices of such security’s sales on the principal national securities exchange or automated quotation system on which the shares of such publicly-traded securities may at the time be listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on such date of valuation in the over-the-counter market as furnished by the Financial Industry Regulatory Authority, Inc., in each such case averaged over a period of five (5) trading days consisting of the day immediately prior to the day as of which valuation is being determined and the four (4) consecutive Business Days subsequent to such day. The Board, at its option, may select an investment banking or valuation firm of national reputation to assist in its determination of Fair Market Value.

“Fiscal Year” has the meaning set forth in Section 9.2.

“Governmental Authority” means any United States or non-U.S. federal, foreign, state, municipal or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, and includes any contractor acting on behalf of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company after the date hereof shall be the Fair Market Value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset;

(b) the Gross Asset Values of all Company assets shall be adjusted after the date hereof to equal their respective Fair Market Values, unreduced by any liabilities secured by such assets, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or the grant of other than a de minimis interest for services; (ii) the distribution by the Company to a Member of more than a de minimis amount of cash or other property as consideration for an interest in the Company, and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Tax Matters Member reasonably determines that such an adjustment is necessary or appropriate to reflect the relative economic interests of the Members of the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value of such asset, unreduced by any liability secured by such asset, on the date of distribution as determined by the Board; and

(d) the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b); but only to the extent that such adjustments are taken into account in determining Capital Accounts.

If the Gross Asset Value of an asset of the Company is different than its adjusted tax basis, the Gross Asset Value shall be adjusted appropriately by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Group” means:

(a) in the case of any Member who is an individual, (i) such Member, the spouse, parent, sibling or lineal descendants of such Member, (ii) all trusts for the benefit of such Member or any of the foregoing, (iii) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing, and (iv) all Affiliates of such Member;

(b) in the case of any Member that is a partnership, (i) such Member, its limited, special and general partners, (ii) any Person to which such Member shall Transfer all or substantially all of its assets or with which it shall be merged, and (iii) all Affiliates and employees of and consultants to, such Member; and

(c) in the case of any Member which is a corporation or a limited liability company, (i) such Member, (ii) its stockholders or members as the case may be, (iii) any Person to which such Member shall Transfer all or substantially all of its assets, and (iv) all Affiliates of such Member.

“Indebtedness” means, with respect to the Company and its Subsidiaries, but without duplication, (a) all indebtedness of the Company and its Subsidiaries for borrowed money and all accrued interest thereon (other than accounts payable in the ordinary course of business), including, without limitation, arising from loans, advances, letters of credit, surety bonds and obligations related thereto, (b) all obligations of the Company and its Subsidiaries for the deferred purchase price of assets, property or services other than (i) operating or other leases of property (except as set forth in (d)), (ii) trade payables and (iii) other non-ordinary course third party payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (c) all obligations of the Company and its Subsidiaries evidenced by notes, bonds, debentures, hedging and swap arrangements or contracts or other similar instruments other than trade payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (d) all capital lease obligations of the Company and its Subsidiaries, (e) all accrued and unpaid interest on any Indebtedness referred to in clauses (a) through (d) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including, without limitation, foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness and (f) all Indebtedness of others of the type referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by the Company or its Subsidiaries.

“Indemnity Obligation” has the meaning set forth in Section 15.19(b)(i).

“Joinder Agreement” has the meaning set forth in Section 8.1.

“Losses” means the Company’s net losses as determined by the Company for purposes of maintaining the Members’ Capital Account pursuant to Section 3.5.

“Managers” means each of the individuals elected as a Manager pursuant to and in accordance with the terms of this Agreement.

“Member” means each Person admitted as a member and any Person admitted to the Company as an Additional Member; but only so long as such Person is shown on the Company’s Books and Records as the owner of one or more Units.

“Member Nominee” has the meaning set forth in Section 8.5(c).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” as set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulation Section 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Taxable Income” means for any Member the amount of net taxable income allocated to a Member for any Fiscal Year (less the amount of taxable losses allocated to such Member for prior Fiscal Years that have not reduced the computation of Net Taxable Income for a prior Fiscal Year); provided, however, Net Taxable Income shall not include any item of income or gain allocated to a members to the extent such item is attributable to the rights to Distributions under Section 4.1(a) and such item is not allocated proportionately among all members in accordance with their right to receive Distributions under Section 4.1(a). Unless otherwise determined by the Board, Net Taxable Income shall be computed including all the allocations of taxable income, gain, loss, deduction or expense resulting from the application of Section 704(c), Section 734 and Section 743 of the Code and Treasury Regulations promulgated thereunder. Net Taxable Income for any Member shall be based on the amounts of taxable income, gain, loss, deduction, expenses, and credits shown on the IRS Form K-1 with respect to such Member for the Fiscal Year.

“New Securities” means all Equity Securities issued after the date hereof other than Equity Securities approved by the Board and issued to (i) employees and consultants of the Company, (ii) strategic partners or lenders and/or (iii) in connection with an acquisition of another entity.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Operations” means the business operations of the Company, excluding any Sale of the Company.

“Other Accredited Member” has the meaning set forth in Section 8.4(f).

“Other Members” has the meaning set forth in Section 8.3(a).

“Permitted Transfer” means any Transfer by any Member to (a) a member of such Member’s Group or (b) any Transferee approved in writing by the Board.

“Permitted Transferee” means any Person to whom a Permitted Transfer is made.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Profits” means the Company’s net income as determined by the Company for purposes of maintaining the Members’ Capital Accounts pursuant to Section 3.5.

“Public Offering” means an offering of Equity Securities (or any successor-in-interest of the foregoing), listed on a nationally recognized exchange, which is made pursuant to an effective registration statement under the Securities Act.

“Public Sale” means any sale of securities to the public pursuant to a Public Offering or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any similar provision then in force).

“Purchase Notice” has the meaning set forth in Section 8.4(b).

“Recapture Gain” has the meaning set forth in Section 4.5(c).

“Regulatory Allocations” has the meaning set forth in Section 4.3(i).

“Sale of the Company” means (a) the Transfer of all or substantially all of the Company’s assets to a Person or a group of Persons acting in concert (a “Company Asset Sale”), (b) the Transfer of all or substantially all of the outstanding Units (whether directly or indirectly through the sale of a Member) to a Person or a group of Persons acting in concert or (c) the merger or consolidation of the Company with or into another Person that is not (i) an Affiliate of the Company or (ii) a Member, in each case in clauses (b) and (c) above, under circumstances in which the holders of a majority in voting power of the outstanding Units, immediately prior to such transaction, own less than a majority in voting power of the outstanding Units, or the surviving or resulting Person immediately following such transaction; provided, however, that a conversion from a limited liability company to a corporation shall not be deemed to be a Sale of the Company so long as it does not result in the holders of a majority in voting power of the outstanding Units, immediately prior to such transaction, owning less than a majority in voting power of the resulting corporation immediately following such transaction.

“Securities” means any form of common or preferred equity of any Person, including the Equity Securities (including warrants, rights, put and call options and other options relating thereto or any combination thereof, and any notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of Indebtedness, choices in action, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, and interests in personal property of all kinds, tangible or intangible (including cash and bank deposits).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tag-Along Notice” has the meaning set forth in Section 8.3(d).

“Tax” or “Taxes” means any federal, state, county, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties (civil or criminal) or additions to tax or additional amounts in respect of the foregoing.

“Tax Matters Member” means Joseph Lanius.

“Taxable Year” means the tax year of the Company determined under Section 10.1.

“TEFRA Election” has the meaning set forth in Section 10.3(b).

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (legal or beneficial) whether with or without consideration, whether voluntarily or involuntarily or by operation of law or the acts thereof. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof.

“Unit” means a unit of a Member or Transferee in the Company representing a fractional part of interests in Profits, Losses and Distributions of the Company held by all Members and Transferees; provided, that any class, series or group of Units issued shall have relative rights, powers and duties set forth in this Agreement.

“Unreturned Capital” shall mean, as of any determination date, a Member’s capital contributions reduced by the cumulative distributions to such Member pursuant to Section 4.1.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. This Agreement establishes the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act.

2.2 Certificate. The Certificate was filed with the Secretary of State of the State of Delaware. The Members hereby ratify and adopt the Certificate and agree to execute, file and record all certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the continuation and operation of the Company, the ownership of property and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business. The officers of the Company shall take any and all other actions reasonably necessary to maintain the status of the Company under the laws of the State of Delaware.

2.3 Name. The name of the limited liability company governed hereby shall be “The Catalyst Group Entertainment LLC”. The Board may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board. The Company shall hold all of its property in the name of the Company and not in the name of any Manager, officer of the Company or Member.

2.4 Purpose. The purpose and business of the Company shall be to (i) engage in the development production, financing and/or distribution of entertainment properties including without limitation film, television, and interactive media, (ii) engage in any lawful act or activity which may be conducted by a limited liability company formed pursuant to the Delaware Act and (iii) engage in all activities necessary or incidental to the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware. Subject to the Delaware Act, the provisions of this Agreement and the other agreements contemplated hereby, (a) the Company may, with the approval of the Board, enter into and perform under any and all documents, agreements and instruments, all without any further act, vote or approval of any Member, and (b) the Board may authorize any Person (including any Manager, Member or officer of the Company) to enter into and perform under any document, agreement or instrument on behalf of the Company.

2.5 Principal Office; Registered Office. The principal office of the Company shall be located at 8383 Wilshire Blvd, Suite 255, Beverly Hills, CA 90211, or at such other place as the Board may from time to time designate, and all business and activities of the Company shall be deemed to have occurred at its principal office. The Company may maintain offices at such other place or places as the Board deems advisable. Notification of any such change in the location of the principal office of the Company shall be given to all Members. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate or such Person or Persons as the Board may designate from time to time in the manner provided by applicable law.

2.6 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XII.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS; FEES

3.1 Units. Each Member’s interest in the Company shall be represented by the Units owned by such Member. No Units issued hereunder shall be Certificated Units unless otherwise determined by the Board. The Company may issue fractional Units. So long as any such Units are owned by or on behalf of the Company, such Units will not be considered outstanding for any purpose.

3.2 Schedule of Members; Additional Capital Contributions.

(a) The Company shall maintain at all times a schedule of members which shall reflect the number of Units owned by each Member. An initial schedule of members and Units as of the date hereof is attached hereto as Exhibit A.

(b) No Member shall be required to make any additional Capital Contributions to the Company, except as otherwise required by a subsequent agreement entered into between the Company and such Member.

3.3 Issuance of Additional Units. Subject to compliance with Section 8.4, the Board shall have the right to cause the Company to create and/or issue (i) additional Units or other interests in the Company, (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other Equity Securities in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company (collectively, “Additional Equity Securities”). In such event, the Board shall have the power to amend this Agreement to reflect such additional issuances and dilution and to make any such other amendments as it deems necessary or desirable to reflect such additional issuances (including amending this Agreement to increase the number of Equity Securities of any class, group or series, to create and authorize a new class, group or series of Equity Securities and to add the terms of such new class, group or series including economic and governance rights which may be different from, senior to or more favorable than the other existing Equity Securities).

3.4 New Members. Subject to compliance with the terms and conditions herein (including Article VIII), any Person who acquires Equity Securities from the Company shall be admitted to the Company as a Member. After the date hereof each Person who acquires Units shall in exchange for such Units make a Capital Contribution to the Company.

3.5 Capital Accounts. A separate capital account (each a “Capital Account”) for each Member shall be established on the Books and Records of the Company in compliance with Section 704(b) of the Code and the Treasury Regulations. The initial Capital Accounts of each Member as of the date hereof are set forth on the Schedule of Members maintained by the Company pursuant to Section 3.2(a) above. This Section 3.5 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

3.6 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

3.7 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.8 Loans From Members; Additional Loan. Loans by Members to the Company shall not be considered Capital Contributions unless otherwise agreed to by the Board. If any Member shall loan funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1 Distributions.

(i) Distributions from Sale of the Company. All Distributions resulting from the Sale of the Company (as distinguished from Profits and Losses from Operations) or the dissolution of the Company shall be distributed to the Members as soon as practicable on a pro rata basis, in proportion to the number of Units held by each Member as compared to all of the issued and outstanding Units held by all Members (the “Percentage Interests”), subject to a pro rata priority return to Members who have made Capital Contributions to the Company.

(ii) Distributions of Profits. All Distributions of Profits of the Company shall be made as soon as practicable in accordance with the allocation of such Profits under the provisions of Section 4.2 below, subject to retention by the Company of reasonable reserves as determined by the Board; provided that Members who have made Capital Contributions to the Company shall receive a priority return of their Capital Contributions to the extent not previously distributed under this Section 4.1.

4.2 Allocations of Profits and Losses. Subject to, and after the application of, the allocation rules in Section 4.3, Profits and Losses, and if necessary, items thereof, for a Taxable Year (or other relevant period) shall be allocated among the Members for such Taxable Year (or other relevant period) on a pro rata basis to each Member in accordance with their Percentage Interest.

4.3 Special Allocations. Any allocation pursuant to Section 4.2 will, however, be subject to any adjustment required to comply with Treasury Regulation Sections 1.704-1 and 1.704-2, including the following adjustments and special allocations which shall be made in the following order of priority and prior to any allocation under Section 4.2:

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Taxable Year (or other relevant period), each Member shall be specifically allocated items of Company income and gain for such Taxable Year (or other relevant period) (and, if necessary, subsequent Taxable Year (or other relevant period)) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year (or other relevant period), each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specifically allocated items of Company income and gain for such Taxable Year (or other relevant period) (and, if necessary, subsequent Taxable Year (or other relevant period)) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) resulting in, or increasing, an Adjusted Capital Account Deficit for such Member, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(c) were not in this Agreement.

(d) Gross Income Allocation. In addition, if any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year (or other relevant period), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(d) were not in this Agreement.

(e) Stop Loss. Notwithstanding the foregoing provisions of Section 4.2, the Losses (or items of expense or deduction or loss) allocated pursuant to Section 4.2 shall not exceed the maximum amount that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Taxable Year (or other relevant period). In the event some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.2, the limitation set forth in this Section 4.3(e) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d). All Losses (or items of expense or deduction or loss) in excess of the limitation set forth in this Section 4.3(e) shall be allocated to other Members in accordance with the positive balances in such Members’ Adjusted Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(f) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year (or other relevant period) shall be specially allocated in a manner permitted under Treasury Regulation Section 1.704-2(e) and selected by the Board.

(g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year (or other relevant period) shall be specially allocated to the Members in accordance with Treasury Regulation Section 1.704-2(i).

(h) Section 754 Adjustments. Items of income, gain, loss, and deductions shall be specifically allocated to the Members to comply with Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(i) Regulatory Allocations. The allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.3(h) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the parties to this Agreement that, to the extent possible, all Regulatory Allocations will be offset in the current Taxable Year or future Taxable Years either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.3(i).

4.4 Other Allocation Rules.

(a) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Company items of income, gain, loss, deduction and credit allocated to the Members for each Taxable Year during which Members are so admitted shall be allocated among the Members in proportion to their respective interests during such Taxable Year using any reasonable convention permitted by Section 706 of the Code and selected by the Board.

(b) In the event a Member transfers its Units during a Taxable Year, the allocation of Company items of income, gain, loss, deduction and credit allocated to such Member and its transferee for such Taxable Year shall be made between such Member and its transferee in accordance with Section 706 of the Code using any reasonable convention permitted by Section 706 of the Code and selected by the Board.

(c) If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction, or loss as a result of any transaction between the Member and the Company pursuant to Sections 83, 482 or 7872 of the Code, or a similar provision now or hereafter in effect, the Company shall use reasonable efforts to allocate the corresponding item of Profit or Loss to the Member who recognizes such item in order to reflect the Member’s economic interest in the Company.

(d) For purposes of determining the allocations under this Article IV, all outstanding Units shall be treated as vested and as having the right to share in any distribution under Section 4.1.

4.5 Tax Allocations; Code Section 704(c).

(a) Except as otherwise provided in this Section 4.5, all items of Company income, gain, loss and deduction for income tax purposes shall be allocated among the Members in the same manner as they share correlative items of Profit and Loss for the relevant Taxable Year (or other period). Allocations pursuant to this Section 4.5 are solely for income Tax purposes and shall not affect or in any way be taken into account in computing any Member’s Capital Account.

(b) In accordance with Code Section 704(c) and the Treasury Regulations, items of income, gain, loss and deduction with respect to any property of the Company shall, solely for income Tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property and its initial Gross Asset Value.

(c) If any portion of gain recognized from the disposition of assets by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 (the “Recapture Gain”), such Recapture Gain shall be allocated, solely for income Tax purposes in accordance with Treasury Regulation Sections 1.1245-1(e)(2) and (3) and 1.1250-1(f).

(d) The liabilities of the Company shall be allocated to the Members in any manner permitted under Code Section 752 and Treasury Regulation promulgated thereunder and as selected by the Board.

(e) Tax credits and Tax credit recapture shall be allocated among the Members in accordance with any reasonable method selected by the Board that is permitted by applicable Tax laws.

(f) Unless otherwise provided in this Section 4.5, any elections or other decisions relating to allocations for income Tax purposes, including selecting any allocation method under Treasury Regulation Section 1.704-3, shall be made by the Board; provided, that the Board shall cause the Company to use the “traditional method” as defined in Treasury Regulation Section 1.704 for purposes of the application of Code Section 704(c) to the difference between the Gross Asset Value of any of the Company’s or Subsidiary’s assets and the adjusted tax basis.

4.6 Compliance with Tax Laws. The allocation rules set forth in Sections 4.2, 4.3, 4.4 and 4.5 are intended to comply with the Code and Treasury Regulations and to ensure that all allocations under this Article IV are respected for United States federal income tax purposes. If for any reason the Board determines that any provision of Sections 4.2, 4.3, 4.4 and 4.5 do not comply with the Code or Treasury Regulations or that the allocations under this Article IV may not be respected for United States federal income tax purposes, the Board shall take all reasonable actions, including amending this Article IV or adjusting a Member’s Capital Account or how Capital Accounts are maintained, to ensure compliance with the Code and Treasury Regulations and that the allocations provided for in this Article IV shall be respected for United States federal income tax purposes. Nothing in this Section 4.6 shall permit any changes to provisions that determine how amounts are to be distributed or otherwise paid to the Members under this Agreement.

ARTICLE V

MANAGEMENT

5.1 Management by the Board. In managing the business and affairs of the Company and exercising their powers, the Managers shall be members of and shall act as a Board of Managers (the “Board”). The Board may act (a) through meetings and written consents pursuant to Sections 5.6 and 5.7, (b) through committees pursuant to Section 5.5 and (b) through any Manager or other individuals to whom authority and duties have been delegated pursuant to Section 5.8. No individual Manager in his or her capacity as a Manager shall have the power alone to bind the Company other than pursuant to action duly adopted by the Board of Managers.

5.2 Authority of the Board. Subject to any approval of the Members, in each case specifically required by the terms of this Agreement, which approval(s) shall be in addition to Board approval, and further subject to the provisions of this Article V, the Board shall have the exclusive and complete charge of the management of the Company.

5.3 Number; Board Composition.

(a) The Board may set the number of Managers to serve thereon. The Board shall initially consist of three (3) Managers.

(b) The Board shall initially be comprised of Joseph Lanius, Khiow Hui Lim and Nicholas Burnett (or their designated personal services corporations).

(c) Each nomination to the Board of any new Manager (including a replacement Manager in the event of any vacancy in a seat of the Board as described in Section 5.3(e) below) shall be made by delivering to the Company a notice signed by each of the current Managers (or in the event of the death or incapacity of a Manager, each of the remaining current Managers) indicating the new Manager that is to be appointed. As promptly as practicable, but in any event within ten (10) days, after delivery of such notice, the Company shall take or cause to be taken such company action as may be reasonably required to cause the appointment of such new Manager proposed in such notice. Such company action may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Members.

(d) The Managers designated in Section 5.3 will be elected at any annual or special meeting of the Members (or by written consent in lieu of a meeting of the Members) and will serve until their successors are duly elected and qualified or until their earlier resignation or removal. No Member shall have the ability to remove a Manager to the extent that such Manager was not nominated by such Member or any Affiliate thereof.

(e) The Company shall notify each Member of the occurrence of any vacancy in any seat of the Board. Subject to the foregoing regarding the appointment of the Managers, in the event a vacancy is created on the Board by reason of the death, removal for any reason or resignation of any Manager, each of the Members hereby agrees that such vacancy shall be filled in accordance with the procedures set forth in this Sections 5.3, and (ii) no Member shall have the ability to fill any vacancy to the extent that the ability to appoint such Manager is specifically granted to other Members pursuant to this Section 5.3.

5.4 Voting Agreement.

(a) Each Member covenants and agrees to vote all voting Units held by such Member for the election to the Board of the individuals specified or designated in accordance with Section 5.3, and shall take all actions required on its behalf to give effect to the agreements set forth in this Article V.

(b) Pursuant to this Section 5.4, each undersigned Member hereby approves and votes all of his, her or its voting Units in favor of the election to the Board of each of the initial designees named pursuant to Section 5.3 above.

5.5 Board Meetings.

(a) Board Action. A majority of the total number of Managers fixed by, or in the manner provided in, this Agreement shall constitute a quorum for the transaction of business of the Board and the act of a majority of the Managers present at a meeting of the Board at which a quorum is present shall be the act of the Board.

(b) Regular Meetings. Regular meetings of the Board shall be held at least quarterly unless otherwise determined by the Board. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Notice of such meeting shall be provided to each Manager at least three (3) Business Days prior to such meeting.

(c) Special Meetings. Special meetings of the Board may be called by any Manager, on at least seven (7) Business Days’ notice to each other Manager (or such shorter notice as to which the Managers may agree). Attendance of a Manager at a special meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

5.6 Action by Written Consent or Telephone Conference. Subject to the limitations set forth herein, any action permitted or required by the Delaware Act or this Agreement to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by a majority of the Members of the Board. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in anydocument or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person by such person executing such consent at a meeting of the Board. Subject to the requirements of the Delaware Act or this Agreement for notice of meetings, the Managers designated by the Board may participate in and hold a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person by such person participating at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.7 Delegation of Authority and Duties. The Board may, from time to time, delegate to one or more Persons (including any Manager or officer of the Company) such authority and duties as the Board may deem advisable. In addition, the Board may assign titles (including Chairman, Chief Executive Officer, President, Vice President, Secretary, Assistant Secretary, Controller, Treasurer and Assistant Treasurer) to any Manager or other individuals and delegate to such Managers or other individuals certain authority and duties. Any number of titles may be held by the same Manager or other individual. Any delegation pursuant to this Section 5.7 may be revoked at any time by the Board.

5.8 Limitation of Liability. Except as otherwise provided herein or in any agreement entered into by such Person and the Company, and to the maximum extent permitted by the Delaware Act, no present or former Manager or any of such Manager’s Affiliates shall be liable to the Company or to any other Member for any act or omission performed or omitted by such Person in its capacity as a Manager of the Company, a member of the Board or any committee thereof taken in good faith, to the maximum extent permitted by applicable law; provided, that except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s or such Person’s Affiliates’ fraud, willful misconduct, gross negligence or willful or intentional breach of this Agreement or any other agreement between a Member or its Affiliates, on the one hand, and the Company or its Subsidiaries, on the other hand. The Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its Affiliates, employees, agents or representatives, and no Manager or any of such Manager’s Affiliates shall be responsible for any fraud, misconduct or negligence on the part of any such Affiliate, agent or representative appointed by the Board (so long as such Affiliate, agent or representative was selected in good faith). The Board shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Board in good faith reliance on such advice shall in no event subject the Board, any Manager or any of their Affiliates, employees, agents or representatives to liability to the Company or any Member.

5.9 Indemnification.

(a) Right to Indemnification. Except as otherwise required by law or by this Agreement, the Company shall indemnify and hold harmless each Person (each, a “Covered Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against any losses, liabilities, damages and expenses (including amounts paid for attorneys’ fees, judgments, settlements, fines, excise taxes or penalties in connection with any threatened, pending or completed action, suit or proceeding) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person (i) is or was serving as a Manager or officer of the Company or any of its Subsidiaries (and any Person that is or was serving as an employee or agent of the Company or its Subsidiaries or is or was serving at the request of the Company or its Subsidiaries as a representative, officer, director, principal, member, employee or agent of another partnership, corporation, joint venture, limited liability company, trust or other enterprise), or (ii) is or was a Member, but only to the extent not prohibited by applicable law; provided, that (unless the Board otherwise consents) no such Person shall be indemnified for any losses, liabilities, damages or expenses suffered that are attributable to such Person’s fraud, willful misconduct, gross negligence, or willful or intentional breach of this Agreement or any other agreement between such Person or its Affiliates, on the one hand, and the Company or its Subsidiaries, on the other hand. The Company shall pay the expenses incurred by any such Covered Person indemnifiable hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Covered Person to repay the full amount advanced if there is a final determination that such Covered Person failed the applicable standards set forth above or that such Covered Person is not entitled to indemnification as provided herein for other reasons.

(b) Non-Exclusive Right. The right to indemnification and the advancement of expenses conferred in this Section 5.9 shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under any statute, agreement, by-law, vote of the Board or otherwise.

(c) Insurance. The Company may in its discretion, but shall have no obligation to, maintain insurance, at its or any of its Subsidiaries’ expense, to protect any Covered Person against any loss, liability, damage or expense described in Section 5.9(a) above whether or not the Company would have the power to indemnify such Covered Person against such loss, liability, damage or expense under the provisions of this Section 5.9.

(d) No Personal Liability. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 5.9 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e) Severability. If this Section 5.9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 5.9 to the fullest extent permitted by any applicable portion of this Section 5.9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.10 Expenses. The Company shall reimburse each Manager for his or her reasonable out-of-pocket expenses incurred in pursuit of Company-related endeavors; provided however, each such Manager or Member shall provide the Company with requisite documents substantiating any such request for reimbursement.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 Members Right to Act.

(a) Authority of Members. Except for a Person who is a Member and also a Manager or officer of the Company, no Member shall be entitled to participate in or vote in matters involving the management or the business of the Company, all such authority being vested in the Board and the officers of the Company. The Members shall be entitled to exercise only those rights specifically granted to them in this Agreement or to vote on such matters as may be submitted to them by the Board in its discretion or as is otherwise required by this Agreement or applicable law.

(b) Member Action. For situations for which the approval of the Members is required by this Agreement or by applicable law action shall be by vote of a majority of Units entitled to vote and each such voting Unit shall be entitled to one (1) vote on matters requiring a vote of the Members. It is acknowledged and agreed that certain existing Members of the Company have non-voting Units as described in their Joinder Agreements.

(c) Meetings Generally. Meetings of the Members may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Members, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance by a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Notice of such meeting shall be provided to each Member at least three (3) Business Days prior to such meeting.

(d) Annual Meeting. An annual meeting of the Members may be held on such date and at such time as may be designated by the Board from time to time for the transaction of such business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding Business Day.

6.2 Action by Written Consent or Telephone Conference. Subject to the limitations set forth herein, any action permitted or required by the Delaware Act or this Agreement to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by such of the Members (including Members necessary to establish a quorum for the purpose of conducting business) as shall be required to authorize, approve, ratify or otherwise consent to such action under the Delaware Act and this Agreement (which may be less than all of the Members, in which event a copy thereof shall be sent to each of the Members who did not sign the consent). Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person by such person executing such consent at a meeting of the Members. Subject to the requirements of the Delaware Act or this Agreement for notice of meetings, the Members may participate in and hold a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person by such person participating at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.3 Limitation of Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being or acting as a Member of the Company; provided, that a Member shall be required to return to the Company any Distribution made to it in a clear and manifest accounting error or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

6.4 Lack of Authority. Unless delegated such power in accordance with Section 5.9 or as otherwise expressly provided in this Agreement, no Member has the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Board of the powers conferred upon them by law and this Agreement.

6.5 No Right of Partition. No current or former Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1 Investment Representations. By executing this Agreement (or, after the date hereof, any counterpart or Joinder Agreement) and in connection with the issuance of Equity Securities to such Member, each Member represents and warrants to the Company as follows:

(a) The Equity Securities being acquired by such Member pursuant to this Agreement or otherwise will be acquired for such Member’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, the Equity Securities were not offered to such Member by means of general solicitation or general advertising and the Equity Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b) Such Member is sophisticated in financial matters and is able to evaluate the risks and benefits of decisions respecting the investment in the Equity Securities and is an “accredited investor” as such term is defined under the Securities Act and the rules and regulations promulgated thereunder.

(c) Such Member is able to bear the risk of its investment in the Equity Securities for an indefinite period of time and is aware that transfer of the Equity Securities may not be possible because (i) such transfer is subject to contractual restrictions on transfer set forth in this Agreement, and (ii) the Equity Securities have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state securities laws or an exemption from such registration is available.

(d) Such Member has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Equity Securities and has had access to such other information concerning the Company and its respective Subsidiaries and Affiliates and the Equity Securities as such Member may have requested and that in making its decision to invest in the Equity Securities being acquired such Member is not in any way relying on the fact that any other Person has decided to be a Member hereunder or to invest in the Equity Securities.

(e) Such Member has received and carefully read a copy of this Agreement. This Agreement and each of the other agreements contemplated hereby to be executed by such Member constitute the legal, valid and binding obligation of such Member, enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement and such other agreements do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Member is a party or any law, regulation, judgment, order or decree to which such Member is subject.

(f) To the extent applicable, the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained.

(g) Such Member has been given the opportunity to consult with independent legal counsel regarding his, her or its rights and obligations under this Agreement and has consulted with such independent legal counsel regarding the foregoing (or, after carefully reviewing this Agreement, has freely decided not to consult with independent legal counsel), fully understands the terms and conditions contained herein and therein and intends for such terms to be binding upon and enforceable against him, her or it.

(h) The determination of such Member to purchase the Equity Securities has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase, which may have been made or given by any other Member or by any agent or employee of any other Member (including any Managers or officer of the Company).

ARTICLE VIII

TRANSFER OF INTERESTS

8.1 Additional Members. The Company shall require each Person that acquires Equity Securities after the date hereof (an “Additional Member”), as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), whereupon such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement. Certain existing Members of the Company are subject to Joinder Agreements that shall continue to apply with respect to this Agreement and shall supersede and govern any inconsistent terms set forth herein (the “Existing Joinders”).

8.2 Limitations on Transfers.

(a) No Transfer of any Applicable Securities by any Member shall become effective unless and until the Board has approved such Transfer and (i) the Transferee (unless already subject to this Agreement) executes and delivers to the Company a Joinder Agreement, agreeing to be treated in the same manner as the transferring Member and (ii) such Transfer is either (A) a Permitted Transfer or (B) otherwise made in compliance with this Article VIII. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the Transferred Applicable Securities in the same manner as the transferring Member. The provisions regarding Transfers of Applicable Securities contained in this Article VIII shall apply to all Applicable Securities now owned or hereafter acquired by a Member. Any Transfer of Applicable Securities by a Member not made in accordance with this Article VIII shall be void ab initio.

(b) Notwithstanding anything to the contrary contained herein, except as approved by the Board, no Member may Transfer any Applicable Securities to any Person (or to any Affiliate thereof), (i) who directly or indirectly competes with the Company or any of the Company’s Subsidiaries other than in connection with an Approved Sale or (ii) if the Transfer would terminate the partnership for purposes of Section 708 of the Code.

(c) Each Member shall, after complying with the provisions of this Agreement, but prior to any Transfer of Applicable Securities, give written notice to the Company of such proposed Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer. Upon request by the Company, each Member seeking to Transfer Applicable Securities shall deliver a written opinion, addressed to the Company, of counsel for such Member, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration or qualification of such Applicable Securities under the Securities Act or the securities laws of any State of the United States; provided, however, that no such opinion shall be required for a Transfer which is a Permitted Transfer or a Transfer effected pursuant to Sections 8.3, 8.4(f) or 8.5. Subject to compliance with the other provisions of this Agreement, if the Company does not request such an opinion within ten (10) Business Days of receipt of the notice, the Transferring Member shall be entitled to Transfer such Applicable Securities, on the terms set forth in the notice, within sixty (60) days of delivery of the notice.

(d) Each Member that is an entity that was formed for the sole purpose of directly or indirectly acquiring Applicable Securities or that has no substantial assets other than Applicable Securities or direct or indirect interests in Applicable Securities agrees that (i) certificates for shares reflecting Units or other instruments reflecting equity interests in such entity will note the restrictions contained in this Agreement on the restrictions on Transfer of Units or other equity interests were Applicable Securities, (ii) no Units or other equity interests may be Transferred or issued to any Person other than in accordance with the terms and provisions of this Agreement as if such Units were Applicable Securities and (iii) any transfer of Units or other equity interests shall be deemed to be a transfer of a pro rata number of Applicable Securities hereunder.

8.3 Co-Sale Rights.

(a) Subject to compliance with the other applicable provisions of this Agreement, if, at any time a majority in interest of the Units (for purposes of this Section 8.3, the “Co-Sale Transferor(s)”) proposes to Transfer any Units (other than pursuant to a Permitted Transfer) to any Person (the “Co-Sale Transferee”), then the Co-Sale Transferor, at least thirty (30) days prior to the closing of such Transfer, shall deliver a notice (the “Co-Sale Notice”) to the other Members holding the same class of Units as the Units that are the subject of the Co-Sale Notice (the “Other Members”) detailing the terms and conditions of the proposed Transfer and indicating that the Co-Sale Transferee has (i) been informed of the co-sale rights provided for in this Section 8.3 and (ii) agreed to purchase such Units in accordance with the terms hereof, provided, so long as a Member holds at least one of the classes of Units subject to any Co-Sale Notice, such member may participate in such Co-Sale Rights with respect to such class of Units.

(b) The Co-Sale Transferor shall not be permitted to Transfer any Units to the Co-Sale Transferee unless the Other Members are permitted to Transfer their respective Co-Sale Pro Rata Amount of the aggregate number of such Units to which the Co-Sale Notice relates, to the extent the Other Members have timely delivered a Tag-Along Notice in accordance with Section 8.3(d).

(c) The Co-Sale Transferor shall, in addition to complying with the provisions of this Section 8.3, comply with the other provisions of this Article VIII.

(d) Within thirty (30) days after delivery of the Co-Sale Notice, each Other Member may elect to participate in the proposed Transfer by delivering to such Co-Sale Transferor a notice (the “Tag-Along Notice”) specifying the number of Units (up to his, her or its Co-Sale Pro Rata Amount) with respect to which such Other Member shall exercise his, her or its rights under this Section 8.3. For purposes of this Section 8.3, each Other Member may aggregate his, her or its Co-Sale Pro Rata Amount among Other Members in his, her or its Group to the extent that such Other Members in his, hers or its Group do not elect to sell their respective Co-Sale Pro Rata Amounts.

(e) Any Units required to be included in a Tag-Along Notice shall be Transferred on at least the same terms and conditions as set forth in the Co-Sale Notice.

8.4 Preemptive Rights.

(a) The Company hereby grants to each of the Members (each, a “Preemptive Rightholder”) a right to purchase a portion of any New Securities which the Company may, from time to time, propose to issue and sell on the terms and conditions set forth in this Section 8.4. Such right shall permit each Preemptive Rightholder to purchase up to (and including) a portion of the New Securities proposed to be issued equal to such Preemptive Rightholder’s Percentage Interest (determined immediately prior to such issuance and sale of New Securities) (such Preemptive Rightholder’s “Proportionate Share”). The right granted under this Section 8.4(a) shall terminate if unexercised within twenty (20) days after receipt of the New Issue Notice described in Section 8.4(b).

(b) Except as otherwise provided herein, in the event that the Company proposes to issue New Securities, it shall give each Preemptive Rightholder written notice of its intention (the “New Issue Notice”), describing the number and type of New Securities it intends to issue, the purchase price therefor, and the other terms and conditions upon which the Company or any of its Subsidiaries, as applicable, proposes to issue the same. Each Preemptive Rightholder shall have twenty (20) days from the date that the New Issue Notice is received by it to determine whether to purchase all or any portion of its Proportionate Share of such New Securities for the purchase price and upon the terms and conditions specified in the New Issue Notice by giving written notice to the Company stating therein the quantity of New Securities to be purchased. A Preemptive Rightholder’s election to purchase New Securities shall be binding and irrevocable.

(c) Notwithstanding anything to the contrary contained herein, the rights of Preemptive Rightholders under this Section 8.4 shall be deemed satisfied with respect to any issuance of New Securities to:

(i) any Person that is not a Member or an Affiliate of a Member if within thirty (30) days following the sale of any New Securities by the Company or any of its Subsidiaries, as applicable, to any Person that is not a Member or an Affiliate of a Member, the Company or any of its Subsidiaries, as applicable, offers to sell, and if accepted, sells to each Preemptive Rightholder, on the same terms as such Person purchased such New Securities, the number of New Securities that would result in each such Preemptive Rightholder owning the same portion of the New Securities that such Preemptive Rightholder would have been entitled to purchase pursuant to Section 8.4(a); or

(ii) any Member or an Affiliate of a Member if (A) there is a risk that the failure to provide additional capital to the Company could reasonably be likely to result in material harm to the Company, (B) the Company promptly provides written notice to the Preemptive Rightholders of such issuance and (C) within thirty (30) days following the sale of any New Securities by the Company to such Member or Affiliate, such Member or Affiliate offers to sell on the same terms as such Member or Affiliate purchased such New Securities, up to the number of such New Securities that is in excess of such Member’s Proportionate Share immediately prior to the purchase of such New Securities to each Preemptive Rightholder who is not such Member or an Affiliate of such Member in an amount equal to such Preemptive Rightholder’s Proportionate Share of such excess.

(d) Upon the consummation of any issuance pursuant to this Section 8.4, each electing Preemptive Rightholder shall deliver payment in full by wire transfer of immediately available funds of the purchase price for the New Securities purchased by such Preemptive Rightholder. Simultaneously with the consummation of such issuance, all of the parties to such purchase and sale shall execute such additional documents as are otherwise necessary or appropriate.

8.5 Drag-Along Rights.

(a) Subject to Section 8.5(d), at any time that the majority (the “Dragging Member(s)”) approve a Sale of the Company to one or more Persons (an “Approved Sale”), each Member and the Company shall consent to and raise no objections against the Approved Sale, and if such Approved Sale is structured as (i) a merger or consolidation of the Company or a Company Asset Sale, each Member shall, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger, consolidation or sale, or (ii) a sale of Equity Securities, each Member shall, and hereby does, agree to sell their Equity Securities on the terms and conditions of the Approved Sale. Each Member (in its capacity as a Member and, if applicable, as a Manager or an officer) and the Company shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide the representations, warranties, indemnities (jointly and severally with respect to any escrow amounts and on a several basis thereafter), covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below. The Members shall not be required to comply with, and shall have no rights under, Sections 8.1 through 8.4 in connection with any Approved Sale.

(b) The Company shall provide the Members with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale. Each Member shall receive the same portion of the aggregate consideration from such Approved Sale that such Member would have received if such aggregate consideration (in the case of a Company Asset Sale, after payment or provision for all liabilities) had been distributed by the Company pursuant to Section 12.6.

(c) Each Member and the Company hereby grants an irrevocable proxy and power of attorney to any Person designated by the Dragging Member (the “Member Nominee”) to take all reasonable actions and execute and deliver all documents deemed reasonably necessary and appropriate by such Person to effectuate the consummation of any Approved Sale. The proxies and powers granted by the Members hereunder are coupled with an interest and are given to secure the performance of the Members’ obligations hereunder. Such proxies and powers shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability or bankruptcy of any Member or Permitted Transferee thereof. The Members hereby agree to indemnify, defend and hold the Member Nominee harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby absent gross negligence or fraud.

8.6 Right of First Refusal.

(a) If a member receives a bona fide written offer (“Member BFO”, which, if the Member BFO relates to the Sale of the Company, shall also be a “Company BFO”) to purchase Units (whether solicited or unsolicited) from any Person other than an Affiliate (a “Potential Purchaser”), including a letter of intent or similar document, and such Member desires to Transfer all or a portion of its Units to such Potential Purchaser, such Member (the “Selling Member”) shall first deliver written notice of its desire to do so (the “Sale Notice”) to the Company, and to each of the other members (the “Non-Selling Members”). The Notice must specify: (i) the Selling Member’s bona fide intention to Transfer the Units, (ii) the number of Units that the Selling Member proposes to Transfer (the “Offered Units”), (iii) the proposed consideration per Unit (expressed as a value in cash, the “Offered Price”) for which the Selling Member proposes to Transfer the Units, (iv) the identity of the Potential Purchaser, and (v) all other material terms and conditions of the proposed transaction (the “Offered Terms”). Each Sale Notice shall constitute an irrevocable and binding offer by the Selling Member to Transfer the Offered Units in accordance with the Sale Notice and this Section 8.6.

(b) The Company shall have the option to purchase all or a portion of the Offered Units for the Offered Price and on the Offered Terms, unless to the extent applicable. The Company must exercise such option, if it so desires, no later than 30 calendar days (“First Option Period”) after the Sale Notice has been delivered to the Company in accordance with Section 8.6(a). Any written notice delivered by the Company to the Selling Member exercising the option set forth under this Section 8.6(b) shall constitute an irrevocable commitment by the Company to purchase the number of Offered Units for which the Company has indicated its intention to purchase in such written notice in accordance with the Sale Notice and this Section 8.6(b). If the Company fails to provide such written notice to the Selling Member prior to the expiration of the First Option Period, then the Company shall forfeit its right to purchase any of the Offered Units.

(c) The Company shall, no later than the last calendar day of the First Option Period, deliver written notice to the Non-Selling Members specifying the number, if any, of Offered Units that it does not intend to purchase pursuant to Section 8.6(b) (“Non-Selling Notice”). If there are remaining Offered Units after the application of Section 8.6(b) then each Non-Selling Member shall have an option (the “Non-Selling Member Option”) to purchase on a pro rata basis all or a portion of the remaining Offered Units eligible for purchase by the Non-Selling Members for the Offered Price and on the Offered Terms. Each such Non-Selling Member must exercise the Non-Selling Member Option, if it so desires, no later than 30 calendar days after one of the following applicable times (the “Non-Selling Member Option Period”) from the earlier of the date of delivery of the Non-Selling Notice and (ii) the expiration of the First Option Period.

(d) Neither the Company nor the Non-Selling Members shall have any right to purchase any of the Offered Units hereunder unless all of the Offered Units are purchased pursuant to this Section 8.6. If the Company and/or the Non-Selling Members exercise their option or options to purchase all of the Offered Units, any Person that elects, pursuant to this Section 8.6, to purchase any Offered Units from the Selling Member shall, following delivery of written notice to the Selling Member for such election, cooperate with the Selling Member, and the Selling Member shall cooperate with such Person, and each of them shall use commercially reasonable efforts, to consummate the purchase and sale of the Offered Units that such Person has elected to purchase, as promptly as practicable, for the Offered Price and on the Offer Terms. If the Company and the Non-Selling Members do not exercise their option or options to purchase all of the Offered Units within the time periods described in this Section 8.6, then all options of the Company and the Non-Selling Members to purchase the Offered Units, whether exercised or not, shall terminate. Notwithstanding anything to the contrary herein, if the consideration to be provided pursuant to the Member BFO is other than for all cash, the right to purchase the Offered Units hereunder may be exercisable in cash at the Fair Market Value of the Equity Securities or other property which constitute the Member BFO.

(e) Upon the earlier of (i) the expiration of the Non-Selling Member Option Period in which period the Non-Selling Members do not deliver written notices indicating their intent, in the aggregate, to purchase all of the Offered Units, and (ii) delivery of written notices to the Selling Member from all the Non-Selling Members indicating their intent, in the aggregate, to purchase less than all of the Offered Units (the date of such earlier occurrence, the “ROFR Ending Date”), the Selling Member shall have the right, exercisable for a period of 60 calendar days from the ROFR Ending Date (the “Unrestricted Period”), and subject to the limitations set forth elsewhere in this Agreement, to Transfer all or a portion of the Offered Units to any Person for a price per Unit that is not less than the Offered Price and on material terms and conditions that are not more favorable than the Offered Terms.

8.7 Legend. In the event that certificates representing the Equity Securities are issued (the “Certificated Units”), such certificates will bear substantially the following legend:”THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT, DATED AS OF APRIL 1, 2019, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE CATALYST GROUP ENTERTAINMENT LLC AND BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.3 or pursuant to applicable laws (the “Books and Records”). All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the Board. Further, so long as no conflict exists, all members of the Board and/or their duly authorized representatives shall be provided full access, for inspection and all other valid purposes, to the Books and Records and other information of the Company that would be afforded to the member of the board of directors of any corporation incorporated under the laws of the State of Delaware.

9.2 Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall constitute the twelve (12) month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board that is permitted under the Code and the Treasury Regulations.

9.3 Transmission of Communications. Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Board to such other Person or Persons.

9.4 Reporting and Audit Rights. The Company will provide Members with reviewed or audited financial reports on an annual basis and interim financial reports on a quarterly basis.

ARTICLE X

TAX MATTERS

10.1 Tax Year. The Taxable Year of the Company shall be its Fiscal Year.

10.2 Filing of Tax Returns.

(a) The Company shall be responsible for timely filing all tax returns of the Company. Within a reasonable period of time after the end of each Taxable Year, the Company shall furnish to each Member its IRS Form K-1 for such Taxable Year and any similar forms required for state or local tax purposes; provided, that the Company shall provide to each Member a reasonable estimate of the net taxable income or loss that will be allocated to such Member for the prior Taxable Year and a reasonable estimate on how such income will be allocated among the various states in which the Company conducts (or is deemed to conduct) business on or before February 28 following such Taxable Year unless the Company has previously furnished a final IRS Form K-1.

(b) Any balance sheet prepared for any tax return of the Company shall, unless otherwise determined by the Board or required under applicable law, be prepared in accordance with the same methods of accounting used for purposes of determining Capital Accounts.

(c) Each Member shall provide any forms (including an IRS Form W-9 or applicable IRS Form W-8) reasonably requested by the Company to allow the Company to determine the amount, if any, that is required to be withheld with respect to such Member under applicable Tax laws.

10.3 Tax Elections.

(a) Except as otherwise provided by this Agreement, all elections and decisions required or permitted to be made by the Company under any applicable Tax law shall be made by the Board; provided, that upon the request of any Member, the Company shall file an election under Code Section 754.

(b) The Board shall determine whether to make election under Code Section 6231(a)(1)(B)(ii) to cause Code Section 6231(a)(1)(B)(i) not to apply (the “TEFRA Election”). If the TEFRA Election is made, then for any applicable Taxable Year, the Tax Matters Member is hereby designated as the “tax matters partner” for the Company within the meaning of Code Section 6231(a)(7); provided, however, that the Tax Matters Member shall (i) receive the consent of the Board prior to taking any material action in connection with its representation of the Company before the Internal Revenue Service or other Governmental Authority (including entering any agreement to extend any statute of limitations with respect to a material Tax, make a material Tax election, or settling a material Tax claim); (ii) keep the Board reasonably informed regarding any communication it has received from the Internal Revenue Service or other Governmental Authority relating to any material Tax matter of the Company and shall provide the Board with a copy of any written correspondence received; and (iii) promptly provide the Board with a detailed account of all states of any administrative or judicial proceedings relating to Company Tax matters and shall provide the Board with sufficient notice to enable to the Board to participate in such proceedings.

(c) Except in connection with a Conversion Event, no Member (including the Tax Matters Member), agent or employee of the Company is authorized to, or may, file Internal Revenue Service Form 8832 (or such alternative or successor form) to elect to have the Company be classified as a corporation for income tax purposes, in accordance with Treasury Regulation Section 301.7701-3.

(d) By executing this Agreement, the Members and the Company agree that the Board shall take such actions (including amending this Agreement) as may be required by any authority with respect to the taxation of “profits interests” to conform to the tax consequences under Revenue Procedure 93-27 and Revenue Procedure 2001-43; provided, that the Board cannot take any action pursuant to this Section 10.3(d) if it would result in any Member receiving an after-tax return that is less than such Member would have received had such amendments not been made and the profits interest been taxed in accordance with Revenue Procedure 93-27 and Revenue Procedure 2001-43.

ARTICLE XI

WITHDRAWAL AND RESIGNATION OF MEMBERS

11.1 Withdrawal and Resignation of Members. Except in connection with any Transfer in compliance with Article VIII, no Member shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company pursuant to Article XII without the prior written consent of the Board (which consent may be withheld by the Board in its discretion), except as otherwise expressly permitted by this Agreement. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to Article XII, such Member shall cease to be a Member. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Member will not be considered a Member for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Member’s Capital Account (and corresponding voting and other rights) shall be proportionately reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

12.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a) at any time upon the written request of the Board; or

(b) the entry of a decree of judicial dissolution of the Company under the Delaware Act.

Except as otherwise set forth in this Article XII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

12.2 Liquidation. On the dissolution of the Company, the Board shall act as liquidator or (in its discretion) may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(a) the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(b) the liquidators shall promptly distribute the Company’s remaining assets to the holders of Units in accordance with Section 4.1(a). Any non-cash (or non-cash equivalent) assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article IV. In making such distributions, the liquidators shall allocate each type of remaining assets (i.e., cash or cash equivalents, capital stock of the Company’s Subsidiaries, etc.) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder in accordance with Section 4.1(a). The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.3.

12.4 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.2 in order to minimize any losses otherwise attendant upon such winding up.

12.5 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

12.6 Sale of the Company. Subject to Section 15.19, each Member shall receive the same portion of the aggregate consideration from a Sale of the Company that such Member would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Company pursuant to Section 12.2.

ARTICLE XIII

CONVERSION

In the event that a Conversion Event shall occur, the Board shall, without any vote or consent of the Members, take all necessary and desirable action to incorporate the Company or take such other action as it may deem advisable, including (A) dissolving the Company, creating one or more Subsidiaries of the newly formed corporation and transferring to such Subsidiaries any or all of the assets of the Company (including by merger), (B) causing the Members to exchange their Units for shares of the newly formed corporation, or (C) effecting the conversion of the Company into a corporation pursuant to Section 18-216 of the Delaware Act. In connection with any such transaction, the Members shall receive, in exchange for their respective Units, shares of capital stock of such corporation or its Subsidiaries having the same relative economic interest and other rights and obligations in such corporation or its Subsidiaries as is set forth in this Agreement, subject to any modifications (as reasonably determined by the Board) required solely as a result of the conversion to corporate form. At the time of such transaction, the Members shall, and hereby agree to, take any and all actions deemed reasonably necessary and appropriate by the Board to effect such transaction, including entering into a stockholders’ agreement providing for, among other provisions, the restrictions on Transfer set forth in this Agreement. Prior to consummating any such transaction, the Board shall approve the proposed forms of a certificate of incorporation, bylaws, stockholders’ agreement and any other governing documents proposed to be established for such corporation and its Subsidiaries, if any, all of which shall, as nearly as practicable (as reasonably determined by the Board), reflect the rights and obligations of the Members under this Agreement and comparable agreements applicable to any Subsidiary as of the date of such transaction.

ARTICLE XIV

TERMINATION

14.1 Termination of this Agreement. This Agreement shall terminate automatically, without further act or deed of any other Person, upon and after the occurrence of (a) a Sale of the Company or (b) the agreement by all Members to terminate this Agreement; provided, however, that the provisions of Sections 3.6 (Negative Capital Accounts), 5.10 (Limitation of Liability), 5.11 (Indemnification), 5.13 (Expenses; Fees), 6.3 (Limitation of Liability), Article XV (General Provisions) and this Article XIV, shall survive any termination of this Agreement (including in connection with a dissolution of the Company).

ARTICLE XV

GENERAL PROVISIONS

15.1 Amendments. This Agreement may be amended, modified or waived in writing only with the consent of the Board, and such amendment, modification or waiver shall be binding upon and effective as to each other Member; provided, that if any amendment, modification or waiver disproportionately adversely affects the powers, preferences or rights of a particular Member as compared to all other similarly situated Members, the consent of that particular Member shall be required to effect such amendment, modification or waiver.

15.2 Title to Company Assets. Assets of the Company shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. Legal title to any or all assets of the Company may be held in the name of the Company, the Board or one or more nominees, as the Board may determine. Any assets of the Company for which legal title is held in the name of the Board or the name of any Manager or nominee shall be held in trust by the Board or such Manager or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All assets of the Company shall be recorded as the property of the Company on its Books and Records, irrespective of the name in which legal title to such assets of the Company is held.

15.3 Remedies. Each Member and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

15.4 Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not; provided, however, that this Agreement shall inure to the benefit of successors and assigns only in the event of Transfers in compliance with Article VIII.

15.5 Severability. Unless otherwise specified herein, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.6 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

15.7 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

15.8 Applicable Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each party hereto agrees that any legal action or other legal proceeding (whether in tort, contract or otherwise) relating to this Agreement or the enforcement of any provision of this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to be made in connection herewith, shall be brought or otherwise commenced exclusively in any state or federal court located in the State of California (the “Chosen Courts”). Each party hereto:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Chosen Courts in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii) consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15.9 is reasonably calculated to give actual notice;

(iii) agrees that each Chosen Court shall be deemed to be a convenient forum;

(iv) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the Chosen Courts, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v) agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 15.8 by the Chosen Courts and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the Laws of the State of Delaware or any other jurisdiction.

15.9 Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Los Angeles time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s Books and Records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.6.

15.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions or the Company’s capital or property other than as a secured creditor.

15.11 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

15.12 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

15.13 Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.14 Delivery by Facsimile or Electronic PDF. This Agreement, the agreements referred to herein and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or computer or similar machine with respect to an electronic pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of any such machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

15.15 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each party hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any party hereto may file an original counterpart or a copy of this Section 15.15 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

15.16 Acknowledgements. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each party hereto, each Member and each Additional Member shall be deemed to acknowledge to the Board as follows: (a) the determination of such Member or Additional Member to purchase Units pursuant to this Agreement and any other agreement referenced herein has been made by such Member or Additional Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Member or by any agent or employee of any other Member and (b) no other Member has acted as an agent of such Member or Additional Member in connection with making its investment hereunder and that no other Member shall be acting as an agent of such Member or Additional Member in connection with monitoring its investment hereunder.

15.17 Reservation of Other Business Opportunities. No business opportunities other than those actually exploited by the Company pursuant to Section 2.4 shall be deemed the property of the Company, and except as provided herein any Manager or Member may engage in or possess an interest in any other business venture, independently or with others, of any nature or description; and neither any other Manager or Member nor the Company shall have any rights by virtue hereof in and to such other business ventures, or to the income or profits derived therefrom. No Manager or Member shall have any obligation to communicate, present or offer first to the Company or any of its Subsidiaries any business opportunity or venture of any kind. The provisions of this Section 15.17 shall be subject to, and not in any way affect the enforceability of, any separate agreement by a Manager or Member or any Affiliate thereof restricting or prohibiting certain business activities of such Manager or Member or such Affiliate(s) thereof including any Joinder Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

THE CATALYST GROUP ENTERTAINMENT LLC

By:	/s/ Khiow Hui Lim
Khiow Hui Lim, Manager

By:	/s/ Joseph Lanius
Joseph Lanius, Manager

By:	/s/ Nicholas Burnett
Nicholas Burnett, Manager

MEMBERS:

/s/ Joseph Lanius
Joseph Lanius

/s/ Khiow Hui Lim
Khiow Hui Lim

/s/ Nicholas Burnett
Nicholas Burnett

EXHIBIT A

SCHEDULE OF MEMBERS

Member	No. of Units	Percentage Interest
Khiow Hui Lim	3333.34	33.34%
Joseph Lanius	3333.33	33.33%
Nicholas Burnett	3333.33	33.33%
Totals:	10,000	100%

A-1

EXHIBIT B

FORM OF JOINDER AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT JOINDER

By execution of this Joinder, the undersigned agrees to become a party to that certain Limited Liability Company Operating Agreement dated as of April 1, 2019, by and among The Catalyst Group Entertainment LLC and each of the Members which are parties thereto (as the same may be amended, restated or otherwise modified from time-to-time). The undersigned shall have all the rights, and shall observe all the obligations, applicable to a Member thereunder.

Name:

Address for Notices:	With copies to:

B-1